SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
        Reports Under Sections 13 and 15(d) of the Securities Exchange
                                 Act of 1934.

                            Commission File Number

                                   1-10993
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            (Exact name of registrant as specified in its charter)

                         SPS TRANSACTION SERVICES, INC.
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            2500 LAKE COOK ROAD, RIVERWOODS, IL 60015 (897) 405-3700
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            (Title of each class of securities covered by this Form)

                          Common Stock, $0.01 Par Value
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(2)(i)       [  ]
         Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(ii)      [  ]
         Rule 12g-4(a)(2)(ii)     [ ]          Rule 15d-6                [  ]
         Rule 12h-3(b)(1)(i)      [X]


     Approximate number of holders of record as of the certification or notice date:

                                       1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, SPS
Transaction Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE: October 16, 1998                    BY:  /s/ Michael J. Hartigan
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